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                              MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT is made this ___ day of ________, 1997, by and between COMMUNITY INVESTMENT PARTNERS III L.P., LLLP, a Missouri limited liability limited partnership (the "Partnership"), and CIP MANAGEMENT L.P., LLLP, a Missouri limited liability limited partnership (the "Management Company").

                                   RECITALS:
     1. The Partnership is a limited partnership organized on July 23, 1997 under the Missouri Revised Uniform Limited Partnership Act pursuant to a Certificate of Limited Partnership and subsequently registered on July 23, 1997 as a limited liability limited partnership under the Missouri Uniform Partnership Law and the Missouri Revised Uniform Limited Partnership Act, with CIP Management L.P., LLLP, a Missouri limited liability limited partnership, acting as Managing General Partner (the "Managing General Partner"), and is engaged in business as a business development company under the Investment Company Act of 1940, as amended and the Rules and Regulations thereunder (the "1940 Act").

     2. The Management Company is engaged in rendering management, administrative and investment advisory services.

     3. The Partnership desires to retain the Management Company to render management, administrative and certain investment advisory services to the Partnership in the manner and on the terms set forth herein.

     4. The Management Company is willing to provide management, administrative and investment advisory services to the Partnership on the terms and conditions set forth herein.

     In consideration of the premises and the covenants set forth below, the Partnership and the Management Company hereby agree as follows:

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                                   ARTICLE I

                        DUTIES OF THE MANAGEMENT COMPANY

     Section 1.1 General Terms. The Partnership hereby employs the Management Company to act as the management company for the Partnership and to furnish, or arrange for affiliates to furnish, the management, administrative and investment advisory services described below, subject to the supervision of the general partners of the Partnership who are individuals ("Individual General Partners"), for the period and on the terms and conditions set forth in this Agreement. The Management Company hereby accepts such employment and agrees to render, or arrange for the rendering of, the services described below for the consideration and the period set forth in this Agreement. The Management Company and its affiliates shall for all purposes herein be deemed an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Partnership in any way or otherwise be deemed an agent of the Partnership.

     Section 1.2 Management Services. The Management Company shall perform (or arrange for the performance of) the management and administrative services necessary for the operation of the Partnership, including providing managerial assistance to portfolio companies of the Partnership and such other services related to venture capital investments as shall be requested by the Managing General Partner. The Management Company shall also perform (or arrange for the performance of) services related to administering limited partners' accounts and handling relations with limited partners. The Management Company shall provide (or cause to be provided) the Partnership with office space, equipment and facilities and such other services as the Management Company, subject to review by the Individual General Partners, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Management Company shall also, on behalf of the Partnership, conduct relations with custodians, depositories, transfer agents, other investor service agents,



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accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Management Company shall make reports to the Individual General Partners of its performance of obligations hereunder and shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Partnership as it shall determine to be desirable.

     Section 1.3 Investment Advisory Services. Pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership (the
"Partnership Agreement"), the Managing General Partner, subject to the supervision of the Individual General Partners, is responsible for managing and controlling the Partnership's venture capital investments. The Management Company shall be responsible for providing (or arranging for the provision of) investment advisory services in connection with the money market securities held by the Partnership ("Other Investments"). The Management Company shall provide (or cause to be provided) the Partnership with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Other Investments, and shall furnish continuously an investment program for the Other Investments and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets shall be held in the various money market securities or cash, subject always to any restrictions of the Partnership Agreement as amended from time to time, the provisions of the 1940 Act and the statements relating to the Partnership's investment objectives, investment policies and investment restrictions as the same are set forth in the reports filed by the Partnership under the Securities Exchange Act of 1934, as amended. The Management Company shall also make determinations with respect to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Partnership's Other Investments shall be exercised. Should the Individual General Partners at any time, however, make any determinations with respect to a fixed investment policy and notify the Management Company thereof in writing, the Management Company shall be bound by such determination for the period, if any, specified



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in such notice or until similarly notified that such determination has been revoked. The Management Company shall take, on behalf of the Partnership, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities with respect to the Other Investments for the Partnership's account with brokers or dealers selected by it, and to that end, the Management Company is authorized as the agent of the Partnership to give instructions to Commerce Bank, N.A., the Custodian of the Partnership as to deliveries of securities and payments of cash for the account of the Partnership. In connection with the selection of such brokers or dealers and the placing of such orders with respect to the Other Investments of the Partnership, the Management Company is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Individual General Partners. Subject to this requirement and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Management Company may select brokers or dealers with which it or the Partnership is affiliated.

                                   ARTICLE II

                           EXPENSES AND COMPENSATION

     Section 2.1 Expenses. The Partnership assumes and shall pay all expenses of the Management Company incident to the performance of its obligations under this Agreement (to the extent not incurred directly by the Partnership). Reimbursements for such expenses shall be limited to the actual cost of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the Management Company. Administrative expenses shall be reimbursed to the Management Company at the lower of (i) the Management Company's actual cost or (ii) the amount the Partnership would be required to pay independent parties for comparable services in the same geographic location. The Partnership will also pay, or reimburse the Management Company for, expenses relating to the



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operations of the Partnership, including fees and expenses of the Individual
General Partners (including annual fees of $6,000 and a fee of $1,000 for each meeting attended, per individual), legal and accounting expenses, auditing and consulting expenses, expenses of portfolio transactions, costs of printing and mailing any proxies and reports to Limited Partners, custodian fees, taxes, interest, litigation and other extraordinary or nonrecurring expenses, and any and all other out-of-pocket expenses properly payable by the Partnership; any such reimbursement shall be limited to the actual cost of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the General Partners. Administrative expenses shall be reimbursed to the General Partners at the lower of (i) the General Partner's or Affiliate's actual cost or (ii) the amount the Partnership would be required to pay independent parties for comparable services in the same geographic location. The expenses under this Section 2.1 shall not include any rent or depreciation, utilities, capital equipment, salaries, fringe benefits, or other administrative items incurred or allocated to any "controlling person" (as defined in paragraph 5.6.1 of the Partnership Agreement) of the Partnership or its affiliates. Such expenses shall be billed directly to the Partnership. Such expenses shall be paid on a quarterly basis, unless the parties shall otherwise agree.

     Section 2.2 Compensation. The Partnership shall pay the Management Company a management fee in cash for its services under this Agreement at an annual rate of 1.5% of the total assets of the Partnership as of each March 31, June 30, September 30 and December 31 (based on the Partnership's financial statements as of such dates) while this Agreement remains in effect; such fee shall be payable in arrears on or before each May 15, August 15, November 15 and February 15, respectively.

     Section 2.3 Missouri Compensation Restrictions. The Partnership and the Management Company are aware of the compensation restrictions of Section 409.102(b)(1) R.S.Mo., which prohibits investment advisory contracts in which the investment advisor is compensated on the basis of a share of capital gains upon or capital appreciation of the funds or any portion of the funds of the client. Each



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party hereby agrees that execution hereof precludes such party from bringing any suit based upon the compensation arrangement of this Agreement or the Partnership Agreement pursuant to Section 409.411(f) R.S.Mo.


                                  ARTICLE III

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

                           OF THE MANAGEMENT COMPANY

     Section 3.1 Limitation of Liability. The Management Company shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Partnership, except for negligence or misconduct in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article, the term "Management Company" shall include any affiliates of the Management Company performing services for the Partnership contemplated hereby and directors, officers and employees of any such affiliates.

     Section 3.2 Indemnification. To the fullest extent permitted by law the Partnership shall indemnify and hold harmless the Management Company and any of its affiliates who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of any acts or omissions or alleged acts or omissions arising out of such person's activities as or on behalf of the Management Company if such activities were performed in good faith either on behalf of the Partnership or in furtherance of the interests of the Partnership, and in a manner reasonably believed by such person to be within the scope of the authority conferred by this Agreement or by law, against losses, damages or expenses for which such person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person was not guilty of negligence or misconduct in the performance of his,



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her or its duties or of reckless disregard of his, her or its obligations and duties hereunder with respect to such acts or omissions and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful, and provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to Partnership assets and no Limited Partner shall have any personal liability on account thereof. Notwithstanding the foregoing, absent a court determination that the Management Company was not liable on the merits or guilty of disabling conduct within the meaning of Section 17(h) of the 1940 Act, the decision by the Partnership to indemnify the Management Company must be based upon the reasonable determination of independent counsel or non-party Independent General Partners (as defined below), after review of the facts, that such disabling conduct did not occur.

                                   ARTICLE IV

                      ACTIVITIES OF THE MANAGEMENT COMPANY

     The services of the Management Company of the Partnership are not to be deemed to be exclusive, the Management Company being free to render services to others. It is understood that General Partners and Limited Partners of the Partnership are or may become interested in the Management Company, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Management Company are or may become interested in the Partnership as general partners, limited partners or otherwise, and that the Management Company and its directors, officers, employees and shareholders may become interested in the Partnership as general partners, limited partners or otherwise.




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                                   ARTICLE V

                   DURATION AND TERMINATION OF THIS CONTRACT

     This Agreement shall become effective as of the date hereof and shall remain in force until one year after the date hereof and thereafter will continue in effect from year to year if approved annually by a majority of the Individual General Partners of the Partnership who are not "interested persons" as defined in the 1940 Act ("Independent General Partners").

     This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority-in-interest of the Limited Partners of the Partnership, or by the Management Company or the Partnership, on sixty (60) days' written notice to the other party.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1 Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) the Individual General Partners of the Partnership, or by the vote of a majority-in-interest of the Limited Partners of the Partnership, and (b) a majority of those General Partners who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     Section 6.2 Assignment. The parties hereto shall not assign any of their rights or obligations under this Agreement, whether by operation of law or otherwise. In the event of its assignment, this Agreement will automatically terminate.

     Section 6.3 Definitions of Certain Terms. The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act.



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     Section 6.4  Governing Law.  This Agreement shall be construed in accordance with laws of the State of Missouri and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Missouri, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                           COMMUNITY INVESTMENT PARTNERS III L.P., LLLP

                                    By:  CIP MANAGEMENT L.P., LLLP,
                                           its Managing General Partner

                                    By:  CIP MANAGEMENT, INC.,
                                           its Managing General Partner



                                    By:
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                                       Daniel A. Burkhardt
                                       President

                           CIP MANAGEMENT L.P., LLLP

                                    By:  CIP MANAGEMENT, INC., its
                                           Managing General Partner



                                    By:
                                       -------------------------------------
                                       Daniel A. Burkhardt
                                       President





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